Exhibit 10

UNITED TECHNOLOGIES CORPORATION

Nonemployee Director Stock Option Plan

Amendment 6

Whereas, the Board wishes to amend the United Technologies Corporation Nonemployee Director Stock Option Plan (the “Plan”) to modify the basis for determining the number of non-qualified stock options to be awarded under the Plan;

Now therefore, the Plan is hereby amended, effective February 2, 2004, as follows:

1.	Section 5 of the Plan is amended and restated as follows:

5.	Grant of Stock Options

On the date of the Corporation’s annual meeting of shareowners in each year for so long as the Plan remains in effect (the “Grant Date”), each nonemployee who is elected a director at such meeting, or whose term of office shall continue after the date of such meeting, shall be granted an award of non-qualified stock options under the Plan (an “Option”). The number of Options so awarded shall be the lesser of: (i) a number Options (rounded up to a number divisible by 500) equal in value to $100,000, as determined by the Black Scholes Option Pricing Model, utilizing the same assumptions then employed by the Corporation for the valuation of stock options under its other long-term incentive plans; or (ii) 4,000. The Black Scholes valuation in clause (i) shall be calculated immediately prior to the annual meeting on a date determined by the Committee. The 4,000 Option limit in clause (ii) shall be subject to adjustment pursuant to Section 8 of the Plan.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ WILLIAM L. BUCKNALL, JR.

William L. Bucknall, Jr. Sr. Vice President Human Resources and Organization

Attest:

/s/ RICHARD M. KAPLAN

Richard M. Kaplan

Date: April 8, 2004